LEASE AND OPTION AGREEMENT

THIS LEASE AND OPTION AGREEMENT, made and entered into this _____ day of August, 2007, by and between SILVER KING LTD, an Idaho limited partnership, hereinafter referred to as the LESSOR, and KIMBERLY GOLD MINES, INC., an Idaho corporation, whose address is 605 E. 8th Street, Unit C, Post Falls, Idaho 83854, hereinafter referred to as the LESSEE.

WITNESSETH:

In consideration of the sum of Ten Dollars ($10.00) now paid by LESSEE, the receipt and sufficiency thereof is hereby acknowledged, and of the terms, covenants, and conditions to be kept and performed by the parties hereto, the LESSOR hereby leases, lets, and demises to LESSEE and grants to him the full sole and exclusive possession and control, with rights of ingress and egress, both on the surface and underground, for the purposes of prospecting, mining, stripping (i.e. the removal of earth or nonore rock material as required to gain access to the desired ore or mineral materials), or otherwise producing, processing, and storing ores and/or minerals or property on that certain placer mining ground described on Record of Survey as:

> Silver King Limited record of survey dated August 14, 1981 showing patented mining claims in Warrens Mining District, Idaho County, Warren, Idaho. (T. 22N., R. 6E., B.M.), less any existing road right-of-ways, less the Virginia Placer Number 1893 indicated on said record of survey, less that parcel of real property described in that certain deed from Silver King Limited to Leland and Betty Cavner, a copy of which is attached.

TERM OF LEASE AND OPTION:

The term of this lease and option, unless sooner forfeited, canceled, terminated or surrendered as hereinafter provided, shall be for a period of three (3) years, commencing from the date of signing, and ending on July 15, 2010, and may be extended by mutual consent.

RENTAL:

The LESSEE agrees to pay as rental for said premises the sum of Five Thousand Dollars ($5,000.00) up-front (non-refundable) for right to conduct due diligence-45 days; upon successful completion of due diligence on July 16, 2007, LESSEE will sign a formal agreement (i.e. Lease and Option Agreement) and pay Twenty Thousand Dollars ($20,000.00); and an annual payment of Ten Thousand Dollars ($10,000.00) due July 15, 2008; and an annual payment of Ten Thousand Dollars ($10,000.00) due July 15, 2009. All rental payments will be applied after the first Five Thousand Dollars ($5,000.00) non-refundable payment, to the purchase price in the event the option to purchase is exercised.

ROYALTY:

A Five Percent (5%) Net Smelter Return (i.e. returns from ore, less the smelting charges, without deducting transportation charges) is due LESSOR pertaining to any ores extracted from the property under this lease agreement. LESSOR is only responsible for five percent (5%) of the applicable shipping and smelting costs. LESSOR will receive Five Percent (5%) of metal sales proceeds, (i.e. the amount of money derived from the sale of the ores, minerals, ect.), less Five Percent (5%) shipping and smelting costs on any production from the LESSOR's property.

Said royalty payments are due and payable on or before

________.

OPTION TO PURCHASE:

LESSOR hereby grants to LESSEE during the term of this lease, the sole and exclusive option to purchase the herein-described property comprising some 174 patented acres (more or less), including all mineral rights, water rights, timber rights and any other rights to said properties, on or before July 15, 2010, for the total purchase price payable in cash, upon exercise

of the option as otherwise indicated, of One Million Dollars ($1,000.000.00), less the amount of rental paid to the date said option is exercised.

The LESSEE agrees to give LESSOR at least thirty (30) days written notice prior to the end of the lease term of its intent to exercise this option.

OPTION PRICE:

The option price is the Five Thousand Dollars ($5,000.00) paid to conduct due diligence.

WARRANTY OF TITLE:

LESSOR specifically represents that it holds exclusive possessory title, subject only to the paramount interest of the United States of America.

At any time during the term hereof that LESSEE gives notice that it is exercising its option to purchase the said property, LESSOR agrees that it will deposit good and sufficient instruments conveying the property to LESSEE, or as it may direct or to its assigns, conveying said property free and clear of all encumbrances. LESSEE shall have a reasonable time thereafter, not later than thirty (30) days to examine the title. If objection to the title is raised by LESSEE, then LESSOR agrees to take all requisite action necessary to validate the title. In the event of any dispute during the term hereof regarding the ownership or possessory rights of LESSOR, LESSOR agrees to furnish satisfactory evidence that such disputes have been settled.

WORK REQUIREMENTS:

LESSEE agrees to perform all work on said property in a good and minerlike manner. LESSEE further agrees to keep such mining claims in good standing and will annually file the necessary PROOFS of Labor upon such claims under local, state, and federal

laws or regulations. LESSEE shall only store and maintain any mine tailings generated from the Silver King Property and/or the Lola Mine Property.

FORCE MAJEURE:

LESSEE shall not be required to mine or otherwise operate the property during such time as it shall be prevented from doing so by strikes, walkouts, fire, floods or other causes beyond its control. This lease is to be extended for time equal to that LESSEE is prevented from operating under the above provisions.

FORFEITURE:

Should the payments required to be paid hereunder not be paid when due, LESSOR may give notice by registered mail of its intention to forfeit said lease. If this agreement is not brought to date within thirty (30) days after the mailing by registered mail of said delinquency, LESSOR may declare this lease null and void and give notice to LESSEE to that effect. LESSEE agrees to peaceably surrender said premises or LESSOR may go in and on said premises and remove all persons therefrom and reclaim the ownership and possession of the same. Provided, however, if LESSEE's default is cured, then the lease shall remain in full force and effect.

TAXES, WORKMEN'S COMPENSATION, ETC.:

LESSEE agrees that during the term hereof:

(a) LESSEE will pay, when due and before delinquent, all taxes levied or assessed against the property and all personal property taxes levied and assessed against all personal property, machinery, and equipment placed thereon.

(b) LESSEE will pay any taxes which may be levied upon the mineral rights of the property and will pay when due all occupational, license, output, production, sales, and other taxes upon or in connection with ores or minerals extracted from the

property, except income or other taxes levied and assessed on income of LESSOR.

(c) LESSEE will comply with all applicable laws, safety regulations, and ordinances in the operation and development of said property and shall not permit or suffer any liens of any kind or nature to accrue or attach against said property for any work done or machinery, equipment, or materials furnished thereon at the instance or request of or on behalf of LESSEE.

<u>INSPECTION RIGHTS</u>:

LESSEE agrees that any and all work which is performed under the terms of this agreement shall be performed in a good miner like manner and in accordance with good mining practices. LESSOR and its authorized agents shall have the right at all reasonable times to inspect the workings during working hours until such time as LESSEE exercises its option to purchase. The right of the LESSOR to enter the mine workings or plant operations of LESSEE shall be at LESSOR's sole risk and LESSOR shall indemnify and hold harmless LESSEE from any damage, claims, or demands by reason of injury to or presence of LESSOR or its agents in the mine workings or plants.

<u>REMOVAL OF MACHINERY</u>:

Upon the termination of this agreement, LESSEE shall have the obligation to remove from the premises all machinery, tools, and other equipment placed thereon by it within a period of ninety (90) days from the date of termination.

<u>NOTICES</u>:

All notices given or required to be given under the terms of this agreement shall be in writing, sent by certified or registered mail, addressed to the parties as follows:

To LESSOR: Silver King Limited
5028 W. Baywood
Boise, ID 83703

To LESSEE: Kimberly Gold Mines, Inc.
605 E. 8th Street Unit C
Post Falls, ID 83854

except as either party hereto shall hereafter instruct the other party by written notice to be appended to this agreement.

ASSIGNMENT:

This lease shall not be assigned by LESSEE without the written consent of LESSOR. LESSOR agrees not to unreasonably withhold said consent.

LESSOR agrees it will not assign any property rights pertaining to said property, surface or underground, including royalties, annual advancement, or payments, without the written consent of LESSEE. LESSEE agrees not to unreasonably withhold said consent.

SUCCESSION:

This agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors, and assigns of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have set their hands or executed these presents by their duly authorized agents the day and year first above written.

SILVER KING LIMITED

By Kenneth L. Smith
Kenneth L. Smith
Its: Registered Agent

LESSOR

KIMBERLY GOLD MINES

By
Kevin Shiell, President

LESSEE

ATTEST:

Secretary

STATE OF IDAHO)
) ss.
County of Ada)

On this 10 day of ~~August~~ Sept. 2007, before me, the undersigned, a Notary Public in and for the State of Idaho, personally appeared KENNETH L. SMITH, known or identified to me to be the Registered Agent of Silver King Limited, the limited partnership that executed the within instrument, and acknowledged to me that he executed the same for and on behalf of said limited partnership.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

JEFFREY WILSON NOTARY PUBLIC STATE OF IDAHO

Notary Public for the State of Idaho
My Commission Expires: 11/1/10

STATE OF IDAHO)
) ss.
County of Kootenai)

On this 1st day of ~~August~~ october, 2007, before me, the undersigned, a Notary Public in and for the State of Idaho, personally appeared KEVIN SHIELL, known or identified to me to be the President of Kimberly Gold Mines, Inc., the corporation that executed the within instrument, and acknowledged to me that he executed the same for and on behalf of said corporation.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public for the State of Idaho
My Commission Expires: 7-9-[illegible]

DE ANNA L. DWYER
Notary Public
State of Idaho